EXHIBIT 11


                           RAMSAY MANAGED CARE, INC.

                     COMPUTATION OF INCOME (LOSS) PER SHARE
                                  (unaudited)

                                                        Nine  Months Ended
                                                     March 31         March 31
                                                       1996             1995
                                                     --------         --------
PRIMARY
   Weighted average common shares outstanding..      6,375,550        3,340,626
                                                     ---------        ----------

        TOTAL COMMON AND DILUTIVE
        COMMON EQUIVALENT SHARES...............      6,375,550        3,340,626
                                                     =========        ==========

        Income (Loss) Available to Common
          Shareholders.........................  $  (2,995,000)     $   (90,000)
                                                    ===========       ==========

        INCOME (LOSS) PER SHARE................         $(0.47)          $(0.03)
                                                          =====            =====


FULLY DILUTED
   Weighted average common shares
      outstanding..............................      6,375,550        3,340,626
                                                     ---------        ----------

        TOTAL COMMON AND DILUTIVE
        COMMON EQUIVALENT SHARES...............      6,375,550        3,340,626
                                                     =========        ==========

        Income (Loss) Available to Common
           Shareholders........................  $  (2,995,000)     $   (90,000)
                                                     ==========          =======

        INCOME (LOSS) PER SHARE................         $(0.47)          $(0.03)
                                                         =====             =====